     FIRST MODIFICATION TO AMENDED AND RESTATED STOCK SECURITY AGREEMENT

            THIS FIRST MODIFICATION TO AMENDED AND RESTATED STOCK SECURITY AGREEMENT (this "Modification") is made as of the 12th day of February, 1998, by and between (i) NATIONSBANK, N.A., a national banking association ("NationsBank"), having offices at 8300 Greensboro Drive, Suite 550, McLean, Virginia 22102, acting in its capacity as Agent (the "Agent") pursuant to the Loan Agreement (as defined in SCHEDULE 1 attached hereto); and (ii) BTG, INC., a Virginia corporation, having its principal place of business at 3877 Fairfax Ridge Road, 4B, Fairfax, Virginia 22030-7448 ("Pledgor"). For purposes hereof
(a) NationsBank (acting on its own behalf as a Lender), Fleet Capital Corporation, a Rhode Island corporation ("Fleet"), Crestar Bank, a Virginia banking corporation ("Crestar"), and each other person or entity hereafter becoming a "Lender" pursuant to the Loan Agreement are hereinafter referred to individually as a "Lender" and collectively as the "Lenders"; and (b) Pledgor, BTG Technology Systems, Inc., a Virginia corporation ("Tech Systems"), Delta Research Corporation, a Virginia corporation, Concept Automation, Inc. of America, a Virginia corporation ("CAI"), Nations, Inc., a New Jersey corporation, and each other person or entity hereafter executing a "Joinder Agreement" pursuant to the Loan Agreement are hereinafter referred to individually as the "Borrower" and collectively as the "Borrowers". Capitalized terms used but not defined in this Modification shall have the meanings attributed to such terms in the Loan Agreement.

                        W I T N E S S E T H  T H A T:

            WHEREAS, pursuant to the terms and conditions of the Loan Agreement, the Borrowers obtained a loan (the "Loan") from the Lenders in the maximum principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000.00), currently evidenced by three (3) separate Replacement Revolving Promissory Notes (as defined in SCHEDULE 1 hereto) in the aggregate maximum principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000.00), and secured by, among other things, certain shares of stock more fully described in the Stock Security Agreement (as defined in SCHEDULE 1 hereto); and

            WHEREAS, concurrent with the execution of this Modification, BTG, Tech Systems, CAI and Resources are selling certain assets (the "Asset Sale") to Government Technology Services, Inc. ("GTSI") in exchange for which, among other things, BTG will acquire fifteen thousand three hundred seventy-five (15,375) shares of Series C 8% Cumulative Redeemable Convertible Preferred Stock of GTSI (the "Preferred Shares"); and

            WHEREAS, Pledgor has requested that the Lenders waive certain negative covenants set forth in the Loan Agreement and other Loan Documents which, as currently written, prohibit the Borrowers and Resources from consummating the transactions contemplated by the Asset Sale; and

            WHEREAS, the Agent, acting for and on behalf of the Lenders, has agreed to waive such negative covenants pursuant to that certain letter agreement of even date herewith issued by the Agent and accepted by the Borrower; provided that, among other things, Pledgor acknowledges and confirms that (i) all of its right, title and interest in and to the Preferred Shares, and any other common or preferred stock of GTSI, whether now or hereafter issued or outstanding, and whether now or hereafter acquired by Pledgor, together with all conversion, voting or other rights appurtenant thereto, including, but not limited to, the right to receive all dividends and/or other distributions payable to Pledgor by virtue of Pledgor's ownership of such capital stock, and all proceeds thereof, additions thereto and substitutions thereof (collectively, the "GTSI Stock"), secures repayment of the Loan; and (ii) the GTSI Stock is subject to the terms and conditions of the Stock Security Agreement, as hereinafter provided.

            NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. The foregoing recitals are hereby incorporated herein by this reference and made a part hereof, with the same force and effect as if fully set forth herein.

            2. Pledgor hereby grants to the Agent (for the benefit of the Lenders, ratably) a valid and binding security interest in the GTSI Stock in accordance with the terms of the Loan Agreement and Stock Security Agreement, and expressly acknowledges, agrees and confirms that the GTSI Stock shall be and remain subject to all terms and provisions of such documents and all other Loan Documents, as applicable. Pledgor shall deliver to the Agent the original GTSI Stock certificate(s), together with a fully executed blank stock power in favor of the Agent for the benefit of the Lenders, ratably, (i) concurrent with the execution of this Modification, as to the shares of GTSI Stock acquired by Pledgor on the date hereof, and (ii) immediately following the release from escrow of any and all of the shares of GTSI held in escrow pursuant to the Escrow Agreement defined in SCHEDULE 1 hereto which, at the time of such release from escrow, are distributable to Pledgor.

            3. Pledgor hereby represents and warrants as follows:

                  (a) That Pledgor owns the GTSI Stock free and clear of any and all liens, security interests, claims, charges and other encumbrances whatsoever (except for the security interest granted to the Agent hereby, the restrictions imposed pursuant to the Standstill Agreement defined in SCHEDULE 1 hereto, the terms and provisions of the Escrow Agreement and tax liens imposed by any taxing authority for taxes which are not yet due and payable);

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

                  (b) That the GTSI Stock has been duly authorized and validly issued, and is fully paid and nonassessable;

                  (c) That the Agent's possession of the GTSI Stock establishes a valid and perfected first lien priority interest therein, securing repayment of the Obligations in accordance with the terms of the Stock Security Agreement; and

                  (d) That Pledgor has the right to vote, pledge and grant a security interest in the GTSI Stock pursuant to the terms of the Stock Security Agreement.

            4. Schedule A to the Stock Security Agreement is hereby amended by adding the following paragraph at the end thereof:

                  "All of the right, title and interest of BTG in and to all of its capital stock of Government Technology Services, Inc., whether common and/or preferred, and whether now or hereafter issued or outstanding, and whether now or hereafter acquired by BTG, together with all conversion, voting or other rights appurtenant thereto, including, but not limited to, the right to receive all dividends and/or other distributions payable to BTG by virtue of BTG's ownership of such capital stock, and all proceeds thereof, additions thereto and substitutions thereof."

            5. Agent hereby acknowledges and agrees, for itself and on behalf of any foreclosure purchaser of the GTSI Stock, that following the occurrence of an Event of Default and the exercise by Agent of any of its rights and/or remedies with respect to the GTSI Stock, as set forth in the Stock Security Agreement, the terms and provisions of the Standstill Agreement shall be binding upon the Agent and any foreclosure purchaser of the GTSI Stock Pledgor hereby acknowledges and agrees that, except as specifically amended hereby, all of the terms and conditions of the Stock Security Agreement shall remain unmodified and in full force and effect.

            6. Pledgor shall pay all of the Agent's costs and expenses associated with this Modification, including, without limitation, the Agent's reasonable legal fees and expenses.

            7. This Modification shall be governed by the laws of the Commonwealth of Virginia and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

            8. This Modification may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.


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
            IN WITNESS WHEREOF, the undersigned have executed this Modification on the day and year first above written.

                                          PLEDGOR:

ATTEST/[CORPORATE SEAL]                   BTG, INC., a Virginia corporation

   /s/ DEBORAH FOX                        By:   /s/ EDWARD H. BERSOFF
----------------------------              --------------------------------
Name:   Deborah Fox                       Name:   Edward H. Bersoff
Title:  Ass't Secretary                   Title:  President and CEO



                                          AGENT:

                                          NATIONSBANK, N.A., a national
                                          banking association, acting in its
                                          capacity as agent

                                          By:   /s/ DOUGLAS T. BROWN
                                          ---------------------------------
                                          Name:   Douglas T. Brown
                                          Title:  Vice President


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
                                   Schedule 1

For purposes of this Modification, "Escrow Agreement" shall mean that certain Escrow Agreement dated February 12, 1998, by and between Pledgor and GTSI.

For purposes of this Modification, "Loan Agreement" shall mean that certain Amended and Restated Business Loan and Security Agreement, dated October 31, 1997, by and among the Agent, NationsBank (acting in its capacity as a Lender), Fleet, Crestar and the Borrowers, as amended from time to time after the date of this Modification.

For purposes of this Modification, "Replacement Revolving Promissory Notes" shall have the meaning attributed to the term "Notes" in the Loan Agreement.

For purposes of this Modification, "Standstill Agreement" shall mean that certain Standstill Agreement dated February 12, 1998, by and between Pledgor and GTSI.

For purposes of this Modification, "Stock Security Agreement" shall mean that certain Amended and Restated Stock Security Agreement dated October 31, 1997, by and between the Agent and BTG, as amended by this Modification.

                AMENDED AND RESTATED STOCK SECURITY AGREEMENT

            THIS AMENDED AND RESTATED STOCK SECURITY AGREEMENT (this "Amended and Restated Security Agreement"), is made as of the 31st day of October, 1997, by and between (i) NATIONSBANK, N.A., a national banking association having offices at 8300 Greensboro Drive, McLean, Virginia 22102, acting in its capacity as Agent ("Agent") pursuant to the hereinafter defined Loan Agreement, and (ii) BTG, Inc., a Virginia corporation having its principal place of business at 3877 Fairfax Ridge Road, 4B, Fairfax, Virginia 22030 ("Pledgor").

                                    RECITALS

            WHEREAS, pursuant to the terms and conditions of a certain Business Loan and Security Agreement dated November 28, 1995 (the "Original Loan Agreement"), NationsBank, N.A. made a loan (the "Original Loan") to Pledgor and certain subsidiaries of Pledgor (the "Original Borrowers") in the maximum principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), evidenced by a certain Revolving Promissory Note dated November 28, 1995 (the "Original Note") made by the Original Borrowers and payable to the order of NationsBank, N.A., in the maximum principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), and secured by, among other things, certain collateral more fully described in the Original Loan Agreement, including without limitation, certain capital stock owned by Pledgor and pledged to the Agent as collateral security for the Original Loan pursuant to that certain Stock Security Agreement dated November 28, 1995 by and between the Agent and Pledgor (the "Original Stock Security Agreement"); and

            WHEREAS, the Original Loan Agreement, Original Note, Original Stock Security Agreement and certain of the other Loan Documents (as defined in the Original Loan Agreement) have previously been amended, modified, substituted and/or replaced from time to time; and

            WHEREAS, concurrent with the execution of this Amended and Restated Security Agreement, the maximum principal amount of the Original Loan (as heretofore increased) is being increased to One Hundred Ten Million and No/100 Dollars ($110,000,000.00) and the terms and provisions of the Original Loan Agreement (as heretofore modified) are being amended and restated in their entirety; and

            WHEREAS, the Agent and Pledgor desire to confirm their agreements and understandings with respect to capital stock previously pledged to the Agent as collateral security, and amend and restate in their entirety, the terms and provisions of the Original Stock Security Agreement (as heretofore modified).

            NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and restate the Original Stock Security Agreement (as heretofore modified) as follows:

            1. DEFINITIONS. For purposes hereof, (a) NationsBank (acting on its own behalf as a Lender), Fleet Capital Corporation, a Rhode Island corporation, Crestar Bank, a Virginia banking corporation, and each other person or entity hereafter becoming a "Lender" pursuant to the Loan Agreement are hereinafter referred to individually as a "Lender" and collectively as the "Lenders"; (b) Pledgor, BTG Technology Systems, Inc., a Virginia corporation, Delta Research Corporation, a Virginia corporation, Concept Automation, Inc. of America, a Virginia corporation ("CAI"), Nations, Inc., a New Jersey corporation, and each other person or entity hereafter executing a "Joinder Agreement" pursuant to the Loan Agreement are hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers"; and (c) the "Loan Agreement" shall mean that certain Amended and Restated Business Loan and Security Agreement of even date herewith, by and among the Agent, Lenders and Borrowers. All other capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

            2. GRANT OF SECURITY. Pledgor hereby grants and conveys to the Agent, for the benefit of the Lenders ratably, a security interest in the property described in Schedule A hereto (the "Collateral"), as security for the repayment of (i) all sums outstanding in connection with a certain One Hundred Ten Million and No/100 Dollar ($110,000,000.00) loan (the "Loan"), made to Pledgor and others pursuant to the Loan Agreement, including all interest, fees and other charges payable in connection therewith, which Loan is evidenced by the Notes; and (ii) any other indebtedness or liability of Pledgor and any other Borrower to any Lender or the Agent, whether direct or indirect, joint, several or joint and several, absolute or contingent, due or to become due or now existing or hereafter created or arising, including without limitation all future advances or loans which may be made at the option of the Agent, whether pursuant to the Loan Agreement or otherwise (all of the foregoing being herein collectively referred to as the "Obligations"). It is expressly understood and agreed that the foregoing grant and conveyance of a security interest in the Collateral is in confirmation of (and not in replacement of) the grant and conveyance of a security interest in the Collateral which was previously made to the Agent, for the benefit of the Lenders ratably, in connection with the Original Loan Agreement (as heretofore modified) and Original Note (as heretofore modified), which note and loan agreement are being amended, restated and/or replaced, as applicable, as of the date hereof; that the lien created by such prior grant and conveyance of a security interest in the Collateral remains in full force and effect; and that the grant and conveyance of a security interest in the Collateral pursuant to this Amended and Restated Security Agreement shall be supplemental to such prior grant and conveyance.


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
            3. LIEN PRIORITY. As a result of the previous grant by Pledgor to the Agent of a security interest in the Collateral pursuant to the Original Stock Security Agreement (as heretofore modified) and the regrant by Pledgor to the Agent of a security interest in the Collateral set forth in Section 2 of this Amended and Restated Security Agreement, the Agent, on behalf of the Lenders, ratably, shall continue to have a first lien security interest in the Collateral, free and clear of any and all liens, security interests, claims, charges and other encumbrances whatsoever (except tax liens imposed by any taxing authority for taxes which are not yet due and payable).

            4. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants as follows:

                  (a) That Pledgor owns two hundred fourteen thousand forty-two (214,042) shares of capital stock of Wheelgroup Corporation, a Texas corporation ("Wheelgroup"), together with the right to convert all or any portion of the outstanding principal balance of that certain Convertible Promissory Note dated May 2, 1996 (the "Convertible Note") made by Wheelgroup and payable to the order of Pledgor in the original principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00), plus all interest accrued thereon, into fully paid and non-assessable shares of common stock of Wheelgroup (the "Conversion Shares") at any time prior to the payment in full of the indebtedness evidenced by the Convertible Note; that Pledgor is the owner and holder of the Convertible Note, free and clear of any and all liens, claims and encumbrances (except for the amended and restated collateral assignment of the Convertible Note made by Pledgor to the Agent on even date herewith); and that Pledgor has the unconditional right to convert all or any portion of the outstanding principal balance of the Convertible Note, plus interest accrued thereon, into the Conversion Shares at any time prior to the payment in full of the indebtedness evidenced by the Convertible Note;

                  (b) That Pledgor owns nine hundred fifty thousand (950,000) shares of the capital stock of Community Networks, Inc., a Virginia corporation ("CNI");

                  (c) That Pledgor owns one hundred (100) shares of the capital stock of BTG Technology Resources, Inc., a Virginia corporation ("Resources"), and such shares represent all of the issued and outstanding capital stock of Resources. No other person or entity owns any stock in Resources or has any right or option to acquire any interest in the stock of Resources;

                  (d) That the Collateral is legally and equitably owned by Pledgor except for the security interest granted to the Agent, and is owned by Pledgor free and clear of any and all liens, security interests, claims, charges and other encumbrances whatsoever (except tax liens imposed by any taxing authority for taxes which are not yet due and payable);

                  (e) That all of the Collateral has been duly authorized and validly issued and is fully paid and nonassessable;

                  (f) That this Amended and Restated Security Agreement constitutes a valid and perfected security interest in the Collateral, securing repayment of the Obligations for the benefit of the Agent and Lenders, that all of the Collateral has been delivered to the Agent, and that the Agent's possession of the Collateral establishes a valid and perfected first lien priority interest in the Collateral, securing repayment of the Obligations in accordance with the terms hereof; and

                  (g) That Pledgor has the right to vote, pledge and grant a security interest in the Collateral as provided by this Amended and Restated Security Agreement.

            5. COVENANTS. So long as any of the Obligations remain unpaid, Pledgor covenants and agrees that it will:

                  (a) Pay and perform, and cause the other Borrowers to pay and perform, all of the Obligations according to their terms;

                  (b) Defend all right and title to the Collateral against any and all claims and demands whatsoever;

                  (c) Upon the request of the Agent do the following: furnish further assurance of title, execute any written agreement and do all other acts necessary to effectuate the intent, purposes and provisions of this Amended and Restated Security Agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of the Agent in the Collateral and pay all filing or other costs incurred in connection therewith;

                  (d) Unless otherwise required by the Agent, retain legal and beneficial ownership of the Collateral and, except as otherwise expressly permitted under the Loan Agreement, not sell, exchange, assign, loan, deliver, mortgage or otherwise encumber or dispose of the Collateral or any portion thereof without the prior written consent of the Agent;

                  (e) Keep the Collateral free and clear of all liens, charges, encumbrances, taxes and assessments (except for tax liens imposed by any taxing authority for taxes which are not yet due and payable), and pay when due all taxes, payments and/or assessments in any way relating to the Collateral or any part thereof;

                  (f) Keep and maintain satisfactory, complete and current records of the Collateral. Upon request of the Agent, Pledgor will provide the Agent with written reports of the status of the Collateral, or any part thereof, as of the period specified, in form and substance reasonably satisfactory to the Agent. The Pledgor shall not change the location of its books and records relating to any of the Collateral without giving the Agent at least thirty (30) days' prior written notice; and

                  (g) Comply in all material respects with all federal, state and local laws and regulations applicable to its business, whether now in effect or hereinafter enacted, and upon request of the Agent, furnish to the Agent evidence of such compliance therewith.

            6. EVENTS OF DEFAULT. For purposes of this Amended and Restated Security Agreement, each of the following shall constitute an "Event of Default" hereunder:

                  (a)   An Event of Default under the Loan Agreement;

                  (b) If any representation or warranty made or given by Pledgor in connection with this Amended and Restated Security Agreement, or made or given by Pledgor or any other Borrower in connection with the Loan Agreement, the Note or any other Loan Document shall prove to have been incorrect or misleading or breached in any material respect on or as of the date when made;

                  (c) If all or any part of the Collateral is subject to levy of execution or other judicial process; or

                  (d) If the value of the Collateral is materially reduced, or Pledgor or any of the other Borrowers suffers or permits any act which imperils the prospect of full performance or satisfaction of the Obligations.

            7. REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default (subject to the expiration of any applicable grace period as may be provided in the Loan Agreement) and at the option of the Agent:

                  (a) The Obligations shall immediately become due and payable in full without notice or demand, and the Agent shall have all of the rights, remedies and privileges with respect to repossession, retention and sale of the Collateral and disposition of the proceeds thereof as are accorded to the Agent by the applicable sections of the Uniform Commercial Code in effect in the Commonwealth of Virginia (as the same may be amended from time to time, the "UCC").

                  (b) Without limiting the scope of the foregoing clause (a), it is expressly understood and agreed that:

                        (i) The Agent shall have the right to sell, resell, assign, and deliver all or any of the Collateral at any exchange or broker's board or at public or private sale. The Agent agrees that unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give Pledgor at least ten (10) days' prior written notice by registered or certified mail (at the address of Pledgor set forth above) of the time and place of any public sale of the Collateral or the time after which any private sale or any other intended disposition of the Collateral is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition. Such notice may be given without any demand for performance or other demand, all such demands being hereby expressly waived by Pledgor. All sales of the Collateral shall be at such price or prices as the Agent shall deem best and either for cash, on credit or for future delivery (without assuming any responsibility for credit risk);

                        (ii) At any such sale or sales the Agent may purchase any or all of the Collateral upon such terms as the Agent may deem best. The Collateral so purchased shall be held by the purchaser absolutely free from any and all claims or rights of Pledgor of every kind and nature whatsoever, including, without limitation, any equity of redemption or similar rights, all such equity of redemption and similar rights being hereby expressly waived and released by Pledgor. The proceeds of the sale of any Collateral, together with any other additional collateral security at the time received and held hereunder, shall be received and applied: first, to the payment of all costs and expenses of sale, including reasonable attorneys' fees; second, to the payment of the Obligations, in such order of priority as the Agent shall determine; and third, any remaining proceeds shall be paid to Pledgor, unless otherwise provided by law or directed by a court of competent jurisdiction;

                        (iii) Pledgor recognizes that the Agent may be unable to effect a public sale of all or any part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), or other applicable laws, rules or regulations, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will, among other things, be obliged to agree to acquire the Collateral or any part thereof for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor agrees that private sales so made may be at prices and on terms less favorable than if the Collateral were sold at public sales, and that the Agent has no obligation to delay the sale of any Collateral for the period of time necessary to permit the Collateral to be registered for public sale under the Securities Act or any other applicable law, rule or regulation. Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner; and

                        (iv) Pledgor shall remain liable for any deficiency resulting from any sale of the Collateral, or any part thereof, and shall pay any such deficiency forthwith on demand.

                  (c) Without limiting any of the rights granted to the Agent elsewhere in this Amended and Restated Security Agreement, the Agent shall be entitled to (i) exercise the voting power appurtenant to the Collateral, (ii) receive and retain as collateral security for the Obligations any and all dividends or other distributions at any time or from time to time declared or made upon any of the Collateral (all cash dividends or other distributions payable in respect of the Collateral which are received by Pledgor after the occurrence of an Event of Default shall be paid directly to the Agent and, if received by Pledgor, shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Pledgor and shall be immediately paid over to the Agent as Collateral in the same form as received, with any necessary endorsements), and (iii) exercise any and all rights of payment, conversion, exchange, subscription or other rights, privileges or options appurtenant to the Collateral, as if the Agent were the absolute owner thereof, including without limitation the right to exchange, at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of Pledgor. Upon the exercise of any such right, privilege or option pertaining to the Collateral, and in connection therewith, the Agent may deliver and deposit any or all of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, all without liability, except to account for property actually received, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

                  (d) Subject to provisions of the UCC and other applicable law, the Agent may cause all or any of the Collateral to be transferred into its name or into the name of its nominee or nominees; provided, however, that until such time as there occurs an Event of Default hereunder, Pledgor shall be entitled to exercise as it shall think fit, but in a manner not inconsistent with the terms of this Amended and Restated Security Agreement, the Loan Agreement, any other Loan Document or the Obligations, the voting power appurtenant to the Collateral, and to receive cash dividends paid by Pledgor (subject to any applicable prohibitions in the Loan Documents).

            8.    OTHER RIGHTS OF THE AGENT.

                  (a) If upon any dissolution, winding up, liquidation or reorganization of Pledgor, whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Pledgor, any sum shall be paid or any property shall be distributed upon or with respect to any of the Collateral, such sum shall be paid or property distributed over to the Agent, to


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
be held by the Agent or applied against the Obligations, as the Agent determines in its sole discretion. In case any stock dividend shall be declared on any of the Collateral, or any share of stock or fraction thereof shall be issued pursuant to any stock split involving any of the Collateral, or any distribution of capital shall be made on any of the Collateral, or any property shall be distributed upon or with respect to the Collateral pursuant to recapitalization or reclassification of the capital of Pledgor, or otherwise, the shares or other property so distributed shall constitute Collateral and be delivered to the Agent to be held as collateral security for the Obligations.

                  (b) Upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided in the Loan Agreement), the Agent shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral.

            9. SECURITY INTEREST ABSOLUTE. All rights of the Agent and security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of, and unaffected by:

                  (a) Any lack of validity or enforceability of the Loan Agreement or any other Loan Document;

                  (b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement and/or any other Loan Document;

                  (c) Any exchange, surrender, release or non-perfection of any Collateral for all or any of the Obligations; or

                  (d) Any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations or this Amended and Restated Security Agreement.

            10.   GENERAL PROVISIONS.

                  (a) The Agent may exercise its rights with respect to the Collateral held hereunder without first or simultaneously resorting to any other collateral or sources of repayment or reimbursement, and without being obligated to consider or take notice of any right of contribution, reimbursement, subrogation or marshalling of assets which Pledgor may have or claim to have against any person or persons or with respect to any other collateral. The Agent may release any and all other collateral it may now or hereafter


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
have to secure repayment of the Obligations, all without affecting or impairing its rights with respect to the Collateral. No delay or omission on the part of the Agent in exercising any right hereunder shall operate as a waiver of such right or any other right under this Amended and Restated Security Agreement. A waiver on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy on any future occasion.

                  (b) If Pledgor shall default in the performance of any provision of this Amended and Restated Security Agreement on Pledgor's part to be performed, the Agent may perform the same for Pledgor's account and any monies expended in so doing shall be chargeable with interest and added to the indebtedness secured hereby.

                  (c) If in connection with the exercise by the Agent of any power, right, provision or remedy granted pursuant to this Amended and Restated Security Agreement, or in order to effectuate the purposes and intent of this Amended and Restated Security Agreement, any consent, approval, registration, filing, qualification or authorization of any governmental authority is required, Pledgor will execute and deliver all applications, certificates, instruments and other documents and papers that the Agent may be required to obtain for such governmental consent, approval, registration, filing, qualification or authorization.

                  (d) The rights and powers granted to the Agent hereunder are being granted in order to preserve and protect the Agent's security interest in and to the Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on the Agent in connection therewith.

                  (e) The Agent shall have no duty as to the collection or protection of the Collateral held hereunder or of any income thereon, or as to the preservation of any rights pertaining thereto, beyond the safe custody of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it complies with Pledgor's requests in such regard made to the Agent in writing, but failure to comply with any such request shall not in and of itself be deemed a failure to exercise reasonable care in such custody and preservation of the Collateral.

                  (f) Upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided in the Loan Agreement), the Agent's reasonable attorneys' fees and the legal and other expenses of pursuing, searching for, receiving, taking, keeping, storing, advertising and selling the Collateral shall be chargeable to Pledgor.

                  (g) The Agent may assign its interests in this Amended and Restated Security Agreement and, if assigned, the assignee shall be entitled (to the same extent as the Agent) to performance of all of Pledgor's obligations and agreements hereunder, and the


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

assignee shall also be entitled (to the same extent as the Agent) to all of the rights and remedies of the Agent hereunder. Pledgor will not assert a claim or defense against the assignee which Pledgor may have against the Agent.

                  (h) Each party hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each party, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. Each party is hereby authorized and requested to submit this Amended and Restated Security Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each of the parties' herein contained waiver of the right to jury trial. Further, each party hereby certifies that no representative or agent of the other parties (including their legal counsel) has represented, expressly or otherwise, to such party that the other parties will not seek to enforce this provision waiving the right to a trial by jury.

                  (i) Any judicial proceeding brought against Pledgor with respect to this Amended and Restated Security Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Amended and Restated Security Agreement, Pledgor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Pledgor irrevocably designates and appoints Marilyn D. Bersoff, whose address is c/o BTG, Inc. 3877 Fairfax Ridge Road, 4B, Fairfax, Virginia 22030, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by Pledgor to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to Pledgor at the address to which notices are to be addressed in accordance with this Amended and Restated Security Agreement, except that any failure to mail such copy shall not affect the validity of service of process. Pledgor shall at all times maintain an agent for service of process pursuant to this provision. If Pledgor fails to appoint such an agent, or if such agent refuses to accept service, Pledgor hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent to bring proceedings against Pledgor in the courts of any other jurisdiction.

                  (j) The terms, warranties and agreements contained in this Amended and Restated Security Agreement shall bind and inure to the benefit of the parties hereto, and their respective successors and assigns.


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
                  (k) This Amended and Restated Security Agreement may not be changed orally, but may be changed only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

                  (l) Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Amended and Restated Security Agreement or the intent of any provision hereof. The gender and number used in this Amended and Restated Security Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form, and the singular shall likewise include the plural. If there shall be more than one Pledgor, their liability shall be joint and several.

                  (m) Any provision in this Amended and Restated Security Agreement declared invalid under any law shall not invalidate any other provision of this Amended and Restated Security Agreement. This Security Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

                  (n) Notices to either party shall be in writing and shall be delivered personally or by mail addressed to the party at the address and in the manner set forth in the Loan Agreement or as otherwise designated in writing.

                  (o) This Amended and Restated Security Agreement is a complete amendment and restatement of the Original Stock Security Agreement (as heretofore modified), the terms and conditions of which have been superseded and replaced in their entirety by the terms and provisions of this Amended and Restated Security Agreement.



            IN WITNESS WHEREOF, the parties have respectively signed and sealed these presents on the day and year first above written.

                                                PLEDGOR:
                                                --------

[CORPORATE SEAL]
ATTEST:                                       BTG, INC., a Virginia corporation

By:     /s/ MARILYNN D. BERSOFF               By:   /s/ EDWARD H. BERSOFF
        -----------------------                     ---------------------
Name:   Marilynn D. Bersoff                   Name:  Edward H. Bersoff
Title:  Secretary                             Title: President and CEO


                  [Signatures continued on the following page]


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

                                                AGENT:

                                                NATIONSBANK, N.A., a national
                                                banking association

                                                By:   /s/ DOUGLAS T. BROWN
                                                      --------------------
                                                Name:  Douglas T. Brown
                                                Title: Vice President

            SCHEDULE A TO AMENDED AND RESTATED SECURITY AGREEMENT

            All of the right, title and interest of BTG, Inc., a Virginia corporation ("BTG") in and to all of its capital stock of Wheelgroup Corporation, a Texas corporation, whether common and/or preferred, and whether now or hereafter issued or outstanding, and whether now or hereafter acquired by BTG (including, but not limited to, any and all Conversion Shares now held or hereafter acquired by BTG pursuant to the Convertible Note), together with all voting or other rights appurtenant thereto, including, but not limited to, the right to receive all dividends and/or other distributions payable to BTG by virtue of BTG's ownership of such capital stock, and all proceeds thereof, additions thereto and substitutions thereof.

            All of the right, title and interest of BTG in and to all of its capital stock of Community Networks, Inc., a Virginia corporation, whether common and/or preferred, and whether now or hereafter issued or outstanding, and whether now or hereafter acquired by BTG, together with all voting or other rights appurtenant thereto, including, but not limited to, the right to receive all dividends and/or other distributions payable to BTG by virtue of BTG's ownership of such capital stock, and all proceeds thereof, additions thereto and substitutions thereof.

            All of the right, title and interest of BTG in and to all of the capital stock of BTG Technology Resources, Inc., a Florida corporation whether common and/or preferred, and whether now or hereafter issued or outstanding, and whether now or hereafter acquired by BTG, together with all voting or other rights appurtenant thereto, including, but not limited to, the right to receive all dividends and/or other distributions payable to BTG by virtue of BTG's ownership of such capital stock, and all proceeds thereof, additions thereto and substitutions thereof.

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